UMB FINANCIAL CORPORATION

CODE OF ETHICS

(Amended and Restated as of January 24, 2012)

UMB Financial Corporation and its affiliates and subsidiaries (the "Company") believe that integrity is paramount. While all business is based to some degree on trust, the business of the Company has trust as a core principle. Being honest and truthful to customers, shareholders and other employees, is not just a value, but a moral imperative. In keeping with these principles, the Company has adopted this Code of Ethics ("Code").

Unless otherwise stated in the Code, the Code applies to all directors (including advisory directors), officers, and employees of UMB Financial Corporation and its subsidiaries. The Code is in addition to the policies adopted by the Company or the Company's individual business units and subsidiaries and to the Company's Associate Policies and Benefits, including the UMB Code of Conduct Policies, found on the corporate intranet site. It is the responsibility of every director, officer, and employee to become familiar with this Code and any supplemental policies that apply to his/her position.

The Code sets forth principles of conduct, but will not address every situation that may arise. For situations that are not specifically addressed by the Code, the Company's directors, officers and employees are expected to use common sense and good judgment and are expected to act with honesty and good character. Any questions about this Code or supplemental policies should be discussed with the Company's General Counsel.

HONESTY AND FAIR COMPETITION

The Company seeks to gain competitive advantages through service, pricing, and performance and not through illegal or unethical business practices. Employees, officers and directors of the Company are expected to be honest and fair in their work and in their dealings with customers, service providers, suppliers, competitors and other employees, officers, directors and regulatory authorities. No employee, officer or director shall take unfair advantage of others through intentional manipulation, concealment, misrepresentation of material facts, misuse of confidential information or other unethical practice.

The Company and its officers, employees and directors will not enter into arrangements with competitors to set or control prices, rates, trade practices or marketing policies. Furthermore, the Company will not engage in prohibited "tying" arrangements where the price or availability of certain products are tied to the purchase of other products or services. Any questions regarding restraint on competition or tying restrictions should be discussed with the Company's Corporate Legal Department.

COMPLIANCE WITH LAWS AND REGULATIONS

It is the Company's policy to comply with applicable laws, rules and regulations ("Applicable Legal Requirements"). To help facilitate compliance, the Company has developed various, policies, guidelines and procedures. All employees, officers and directors are expected to understand, respect and comply with all Applicable Legal Requirements. While employees, officers, and directors are not expected to know the details of every law, rule or regulation affecting the Company, they should be generally aware of the Applicable Legal Requirements relating to their duties and responsibilities. For example, all employees and officers have an obligation to be aware of federal laws related to:

  Prohibited "tying" arrangements, whereby customers are required to purchase or provide one product or service as a condition for another product or service being made available;
  Anti-money laundering compliance, including the Bank Secrecy Act, customer identification programs, and currency transaction reporting;
  Suspicious activity reporting for suspected insider trading, fraud, misappropriation of funds, and money laundering; and
  Customer privacy.

If employees, officers and directors have questions about laws, rules, regulations, or policies that apply to their duties and responsibilities, they should seek the advice of a manager or from representatives in the Company's Corporate Legal Department

CONFLICTS OF INTEREST

A "conflict of interest" occurs when an individual's personal interests interfere or appear to interfere with the interests of the Company or of its customers. A conflict may arise when an employee, officer or director takes actions or has interests that make it difficult to perform his or her duties for the Company objectively and effectively. Conflicts of interest may also arise when an employee, officer or director receives improper benefits, or members of his or her family receive improper personal benefits as a result of his or her position at the Company. The following are examples of situations that could present a conflict of interest under certain circumstances:

  Investments in, or acceptance of benefits from, Company customers or vendors;
  Accepting appointment as a fiduciary or as a co-fiduciary;
  Selling goods or services to the Company;
  Purchasing property from the Company or from the Company as fiduciary;
  Borrowing money from customers or vendors of the Company; and
  Having signature authority over accounts, or access to safety deposit boxes at a UMB Bank not held in the employee's, officer's, or director's name or jointly with family members.
  Receiving "kickbacks" or discounted or unpaid goods or services from suppliers or Customers of the Company as a result of the employee, officer or director's position with the Company.

Some business units (i.e. Scout Investments, Inc. and Investment and Wealth Management) have adopted policies addressing specific potential conflicts of interest. Employees and officers are expected to be aware of these policies and comply with them.

Employees, officers and directors have an obligation to avoid conflicts of interest and take reasonable steps to avoid even the appearance of conflicts of interest. Sometimes it may be difficult to determine whether certain conduct, a relationship or a transaction is a conflict of interest, or may create a potential conflict of interest. In such situations, the employee, officer or director should promptly disclose all of the facts surrounding the potential conflict of interest to the Company's General Counsel for a determination of whether a conflict of interest exists.

CORPORATE OPPORTUNITIES

Employees, officers and directors are expected to advance the Company's legitimate corporate interests when the opportunity arises. Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or their position with the Company. No employee, officer or director may compete with the Company directly or indirectly.

OUTSIDE ACTIVITIES

Employees are encouraged to actively participate in non-profit organizations such as educational, religious, nonprofit, charitable, civic and services organizations. However, employees and officers may not engage in activities outside the Company that will be in direct competition with the Company, interfere with the employee's or officer's corporate duties, and should take reasonable steps to avoid activities adversely affecting the Company's reputation, or implying the sponsorship or support of the Company in the outside activity. Employees shall provide written notice to their supervisor before undertaking any outside employment for compensation, including self-employment. Employees and officers should obtain prior written approval from a member of the Company's Executive Committee, before accepting a position as an officer or director of an unaffiliated for-profit company or organization.

POLITICAL ACTIVITIES

Employees, officers and directors are permitted to participate in the political process on their own time and using their own resources. When participating in political activities, employees, officers, and directors are doing so in their personal individual capacity and not as representatives of the Company. The Company's property or facilities, including Company stationery, should not be illegally used on behalf of any political issue, party, candidate or committee. Any employee or officer desiring to run for elective political office or accept an appointment to a state, federal, or local government office should discuss the matter in advance with his or her supervisor.

Federal and state laws and regulations place limits on the use of the Company's funds in connection with an election for political office. Federal law prohibits a national bank from making a contribution or expenditure in connection with any election to political office, including local, state or federal office. Any corporate political contributions or other political activities by the Company must be made according to Applicable Legal Requirements and only by persons authorized to do so. Employees and officers who are licensed or associated with a broker-dealer, who work in municipal finance, or are involved in investment management activities are subject to additional regulations and restrictions regarding personal political contributions.

ACCEPTANCE OF GIFTS AND GRATUITIES

Employees, officers, and directors, agents and attorneys should exercise good judgment in accepting anything of value because their employment with the Company. Specifically employees, officers and directors should not solicit for themselves, or any third party, anything of value from anyone in return for any business, service, or confidential or proprietary information of the Company. Furthermore, employees and officers of the Company are prohibited from accepting any thing of value from anyone as a condition of obtaining the business of the Company, either before or after the transaction is discussed or consummated. Gifts should never be accepted in circumstances in which it appears to others that business judgment has been compromised. Cash and checks should not be accepted regardless of amount.

Generally, employees and officers may accept gifts when they are permitted under applicable law. These may include:

  Gifts, gratuities, amenities, or favors based on an obvious family or personal relationship when the circumstances make it clear that it is the relationship, rather than the business of the Company, which is the motivating factor for the gift;
  Meals, refreshments, travel arrangements, accommodations or entertainment in the course of business at which the giver is present, such as an occasional business meal or sporting event;
  Advertising or promotional materials of token value such as pens, pencils, notepads, key chains, calendars and similar items;
  Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers; and
  Gifts of a reasonably small value that are related to special events or occasions, such as a promotion, new job, wedding, retirement, holiday or religious celebration.

If there is a question about the appropriateness of accepting a gift or invitation, employees, officers, and directors should consult with the Company's General Counsel prior to acceptance.

PERSONAL FINANCIAL RESPONSIBILITY

Employees, officers, and directors should conduct their personal financial affairs in a prudent manner. The Company's employees, officers and directors are encouraged to use products of the Company for their personal financial needs. Such services, however, are to be provided on the same terms that they are provided to all similarly-situated persons. Loans made to executive officers and directors shall be made in full compliance with Applicable Legal Requirements.

Employees and officers should also exercise prudence in making personal investment decisions. Speculation in securities, commodities, currency, or similar investments or the excessive use of margin accounts is discouraged.

INSIDER TRADING

In the course of their duties at the Company, employees, officers and directors may obtain material, non-public information about the Company, its customers, vendors or others. Employees, officers, and directors are prohibited by federal securities laws from buying or selling, or recommending purchases or sales, of any securities of any company, including UMB Financial Corporation, in which they have material non-public information or from communicating said information to any other person.

UMB imposes a quarterly blackout period for transactions in the Company's common stock for certain employees, officers and directors. All such individuals subject to the quarterly blackout are reminded prior to the blackout period. The Company may also designate restricted trading periods for all employees, officers and directors when the Company deems it appropriate to restrict trading due to material pending corporate developments or transactions which have not been publicly disclosed.

CORPORATE RECORDS AND REPORTING

The Company intends to maintain its books, records, accounts and financial statements in a manner that accurately reflects the transactions made by the Company and the financial condition of the Company. Employees, officers and directors may not use the books and records to mislead those who receive them, or to conceal anything that is improper. Furthermore, no employee, officer or director should ask or encourage another person to deviate from the Company's commitment to provide truthful and accurate financial statements. All business transactions, including employee expense reporting, must be properly and accurately recorded in a timely manner in accordance with applicable accounting principles and legal requirements.

The Company is committed to providing full, fair, accurate and timely and understandable disclosure in all reports and documents filed with, or submitted or provided to, regulatory authorities, stockholders, and the public. The reports and documents are intended to reflect high quality, transparent financial accounting and disclosures that are full, fair, accurate, timely, and understandable. The information in the reports and documents should fairly present, in all material respects, the financial condition, results of operation, and cash flows of the Company. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt, accurate answers to inquiries related to UMB's public disclosure documents.

No employee, officer, or director shall take any action, or fail to take any action, which is intended to fraudulently influence, coerce, manipulate, or mislead internal or external auditors during their review or audit of the financial statements and related books and records. Such conduct is prohibited even if it does not affect the review or the audit.

All associates have an obligation to maintain the Company's business records, including financial records, in accordance with Applicable Legal Requirements and the Company's record retention policies. Employees, officers, and directors are prohibited from knowingly destroying any records relevant to a violation of law, or any litigation or any pending, threatened, or foreseeable government investigation or proceeding, or subject to a valid subpoena.

CONFIDENTIALITY

During the course of their association with the Company, employees, officers and directors may have access to certain information that the Company treats as confidential, secret proprietary and otherwise not available to the public ("Confidential Information"). Such Confidential Information may include, but is not limited to, the following:

  Information about existing or potential the Company's customers or vendors;
  Internal financial information, including nonpublic financial data, budgets, financial forecasts, or business plans;
  Intellectual property including patents, software, copyrights, technical or scientific information relating to current and future products or services or research;
  Competitive information including price lists, and nonpublic information relating to products and marketing strategies;
  Investment information, including investment plans, strategies, working lists, and models;
  Personnel information, including salary and personal information;
  Information intended solely for internal use such as internal memos and broadcast e-mails;
  Information about potential acquisitions or divestitures

Confidential Information should only to be used for legitimate business purposes and should not be disclosed to any person (including any other Company employee, officer and/or director) who is not authorized to receive the information or has no need to know the information. Confidential Information must never be used for personal gain or benefit.

Confidential Information about the Company's customers must always be protected. It should be disclosed within the Company and to non-affiliated third parties only in accordance with Applicable Legal Requirements and the Company's privacy policies.

Credit or related information concerning a customer shall not be disclosed to employees of any business unit that is engaged in investment advisory or securities trading activities, when such information could be used to influence the purchase or sale of securities.

The restrictions regarding confidentiality outlined above continue after an employee, officer, or director's association with the Company has been terminated.

PROTECTION AND PROPER USE OF COMPANY ASSETS

Employees, officers and directors have an obligation to protect the Company's tangible and intangible assets and ensure their appropriate use. All Company assets must be used responsibly and primarily for business purposes in a legal, ethical and appropriate manner. Any improper use of UMB's assets, whether for personal or business purposes, including the misapplication or improper use of corporate or customer funds or property or the unauthorized use of intellectual property, is prohibited Assets include cash, securities, business plans, customer information, supplier information, intellectual property, physical property and services.

During the course of each officer's employment at the Company, he or she may be introduced to customers or prospects, develop relationships and contacts with them, and obtain a great deal of information regarding them or their operations. In many instances, the Company may initiate or promote the officer's relationship or sponsor the officer's involvement in organizations and other activities where such contacts and relationships are made or developed. Because of such introductions and support, the Company is entitled to benefit of those contacts and relationships. Accordingly, for a reasonable period of time after an officer leaves the employment of the Company, he or she should not use contacts, relationships, information or other assets obtained or developed during his or her association with the Company to solicit or obtain customers or business or assist others in doing so pursuant to the Company's Policy on Non-Solicitation and Sales.

The Company furnishes employees and officers with the equipment, including computers and telephones, to help them perform their duties efficiently and effectively. All such equipment is the sole and exclusive property of the Company and should be used in accordance with the Company's policies. If the equipment is used at home or off-site, employees and officers must take precautions to protect it from theft, damage or unauthorized access. Such equipment must be returned upon cessation of employment and/or at the request of the Company. Employees, officers, or directors using the Company's equipment should not use the equipment for illegal activities (such as gambling) and have an obligation to avoid transmitting or storing any illegal, inappropriate or potentially offensive material.

INTERPRETATIONS AND WAIVERS OF THE CODE

The Company's General Counsel is responsible for interpreting the Code. In certain situations, the Company's policies or Applicable Legal Requirements may be different from the policies outlined in the Code. Generally, in such situations, the more restrictive policies, laws or regulations will apply.

Waivers of the Code are generally not received favorably. Requests for waivers must be submitted in writing to the Company's General Counsel. Any waivers of the Code for the Company's directors and executive officers, including the chief executive officer, chief financial officer, and principal accounting officer may only be granted by the UMB Board of Directors or a committee of the Board with special delegated authority. Waivers to employees and officers who are not executive officers may only be granted by the Chief Executive Officer. Waivers will be disclosed to shareholders as required by Applicable Legal Requirements.

REPORTING ILLEGAL AND UNETHICAL BEHAVIOR

Employees, officers and Directors who reasonably believe that they have knowledge of any violations of the Code, as well as any violations of Applicable Legal Requirements or of the Company's policies or procedures ("Illegal or Unethical Behavior") have an obligation to promptly report the such Illegal and Unethical Behavior to the Chief Audit Officer, Chief Risk Officer, or the Chair of the UMB Financial Corporation Audit Committee. If there is any question regarding the best course of action in a particular situation, employees and officers are encouraged to talk to their supervisors. If an employee or officer is uncomfortable discussing a particular situation with their supervisor, they should contact the head of Organizational Effectiveness.

The Company has established an anonymous hotline and a website to provide employees, officers and directors with a confidential facility to report Illegal or Unethical Behavior. Company has engaged an independent third party to receive and process all reports. The hotline number is 855.UMB. ETHX (855.862.3849) and the website is available at www.umbfinancial.ethicspoint.com. If desired, the person making the report may remain anonymous. All inquiries will be forwarded to the Chair of the Audit Committee, Chief Risk Officer, and Chief Audit officer who will direct the report to an appropriate party for review and possible investigation.

The Company prohibits retaliation against any individuals who have made good faith reports or complaints of violations of this Code or other Illegal or Unethical Behavior.

COMPLIANCE PROCEDURES

All employees, officers, and directors have a continuing responsibility to comply with the standards set forth in this Code. Failure to comply with the Code may result in disciplinary action, up to and including termination of employment. Furthermore, violations of the Code may also be violations of the law and may result in civil and criminal penalties.

All employees, officers, and directors will be provided with a copy of this Code of Ethics upon commencement of his or her association with the Company. To reinforce the Company's commitment to the Code, the UMB Financial Corporation Board of Directors will annually review and approve the Code. Furthermore, the boards of directors and advisory boards of directors of each UMB Bank and UMB Fund Services, Inc. will annually review and reinforce their commitment to compliance with the Code.

Officers of the Company must complete the Conflict of Interest and Financial Responsibility Questionnaire upon hire or election. The Conflict of Interest and Financial Responsibility Questionnaire identifies potential conflicts of interest and confirms that the officer has reviewed the Code and conducted his or her official duties in accordance with the standards outlined in the Code. Officers will be required to update the questionnaire annually.

AMENDMENT AND MODIFICATION

This Code may be amended or modified by the UMB Financial Corporation Board of Directors from time to time, as deemed necessary and in the best interests of the Company.

January 24, 2012